INDEMNITY AGREEMENT

THIS AGREEMENT is entered into on the ________day of ___________ 2006,

BETWEEN:

MIGENIX INC., a company incorporated under the laws of British Columbia, and having its address at 3650 Wesbrook Mall, Vancouver, British Columbia V6S 2L2

(the “Company”)

AND:

(the “Indemnitee”)

WHEREAS, the Indemnitee has agreed to serve, at the request of the Company, as a Director or Officer of the Company;

AND WHEREAS the Company’s Articles provide for indemnification of the Indemnitee for liabilities and expenses that may be incurred in connection with the Indemnitee’s services on behalf of the Company;

AND WHEREAS the Company wishes to indemnify the Indemnitee for liabilities and expenses that may be incurred in connection with the Indemnitee’s services on behalf of the Company in accordance with this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Definitions. In this Agreement, except as otherwise expressly provided:

(a)

the term “Associated Corporation” means a corporation or entity referred to in paragraph (c)(ii) and (iii);

(b)

the term “Act” means the Business Corporations Act (British Columbia), as amended from time to time or any successor legislation;

(c)

the terms “Director” and “Officer” include:

(i)

the Indemnitee’s service as a director or officer of the Company;

(ii)

the Indemnitee’s service as a director or officer of another corporation:

(A)

at a time when the corporation is or was an affiliate of the Company as defined in the Act; or

(B)

at the request of the Company; or

(iii)

at the request of the Company, the Indemnitee’s service in a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

(d)

the term “Eligible Penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding (as defined below);

(e)

the term “Eligible Proceeding” means a Proceeding in which an Indemnitee or any of the heirs and personal or other legal representatives of the Indemnitee, by reason of the Indemnitee being or having been a Director or Officer of, or holding or having held a position equivalent to that of a Director or Officer of, the Company or an Associated Corporation:

(i)

is or may be joined as a party; or

(ii)

is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(f)

the term “Expenses” includes costs, charges and expenses, including without limitation legal fees (on a solicitor and his own client basis) and any other fees incurred (directly or indirectly) in defending an Eligible Proceeding, but does not include judgment, penalties, fines or amounts paid in settlement of a proceeding; and

(g)

the term “Proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

2.

Indemnity of Director or Officer. Subject only to the limitations set forth in Section 3, the Company shall indemnify the Indemnitee against each Eligible Penalty to which the Indemnitee is or may be liable and, after the final disposition of an Eligible Proceeding, shall pay the Expenses actually and reasonably incurred by the Indemnitee in respect of that proceeding.

3.

Limitations on Indemnity. Notwithstanding any other provisions of this Agreement, the Company shall not indemnify the Indemnitee against any Eligible Penalty or pay any Expenses of the Indemnitee:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay Expenses and, at the time that the agreement to indemnify or pay Expenses was made, the Company was prohibited from giving the indemnity or paying the Expenses by its notice of articles or articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay Expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the Expenses by its notice of articles or articles;

(c)

if, in relation to the subject matter of an Eligible Proceeding, the Indemnitee did not act honestly and in good faith with a view to the best interests of the Company or the Associated Corporation, as the case may be;

(d)

in the case of an Eligible Proceeding other than a civil proceeding, if the Indemnitee did not have reasonable grounds for believing that the Indemnitee’s conduct in respect of which the proceeding was brought was lawful;

(e)

if the Company is prohibited by the Act or any applicable law from making such payments;

(f)

if such payments have been paid to, or on behalf of, the Indemnitee under an insurance policy (provided the premiums for which were paid by the Company), except in respect of any excess beyond the amount paid under such insurance;

(g)

for which payments the Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement; or

(h)

resulting from a claim decided in an Eligible Proceeding adversely to the Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal profit or advantage to which the Indemnitee was not legally entitled, including any profits made from the purchase or sale by the Indemnitee of securities of the Company.

4.

Mandatory Payment of Expenses. The Company shall, after the final disposition of an Eligible Proceeding, pay the Expenses actually and reasonably incurred by the Indemnitee in respect of that proceeding if the Indemnitee:

(a)

has not been reimbursed for those Expenses, and

(b)

is wholly successful, on the merits or otherwise, in the outcome of the Eligible Proceeding or is substantially successful on the merits in the outcome of the Eligible Proceeding.

5.

Advance Payment of Expenses. Subject to the provisions set forth in Section 3, The Company shall pay, as they are incurred in advance of the final disposition of an Eligible Proceeding, Expenses actually and reasonably incurred by an Indemnitee in respect of that proceeding; provided, however, that Expenses of defence need not be paid as incurred and in advance where a court of competent jurisdiction has decided that the Indemnitee is not entitled to be indemnified pursuant to this Agreement or otherwise. The Indemnitee hereby agrees and undertakes to repay such amounts advanced if it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company pursuant to this Agreement or otherwise.

6.

Enforcement. If a claim under this Agreement is not paid by the Company, or on its behalf, within thirty days after a written claim (“Claim”) has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the Claim and if successful in whole or in part, the Indemnitee shall also be entitled to be paid the Expenses of prosecuting such Claim.

7.

Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.

Notice. The Indemnitee, as a condition precedent to the Indemnitee’s right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against the Indemnitee for which indemnity will or could be sought under this Agreement. Notice to the Company shall be given at its principal office and shall be directed to the Corporate Secretary (or such other address as the Company shall designate in writing to the Indemnitee); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give the Company such information and co-operation as it may reasonably require.

9.

Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee’s right to indemnification under any provision of the notice of articles or articles of the Company or under applicable corporate law.

10.

Continuation of Indemnification. The indemnification under this Agreement shall continue as to the Indemnitee even though the Indemnitee may have ceased to be a Director or Officer and shall enure to the benefit of the heirs and personal representatives of the Indemnitee.

11.

Coverage of Indemnification. The indemnification under this Agreement shall cover the Indemnitee’s service as a Director or Officer prior to or after the date of the Agreement.

12.

Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of British Columbia.

13.

Benefit. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

14.

Severability. If any provision of this Agreement is determined at any time by a court of competent jurisdiction to be invalid, illegal or unenforceable such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

15.

Further Assurances. Each party agrees to take all such actions and execute all such documents within its power as may be necessary or desirable to carry out or implement and give full effect to the provisions and intent of this Agreement.

16.

Time of Essence. Time is the essence of this Agreement and no extension of time shall constitute a waiver of this provision.

17.

Waivers. No waiver of, no consent with respect to, and no approval required under any provision of this Agreement will be effective unless in writing executed by the party against whom such waiver, consent or approval is sought to be enforced, and then any such waiver, consent or approval will be effective only in the specific instance and for the specific purpose given.

18.

Facsimile and Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which when taken together will constitute this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

MIGENIX INC.

Per:

Authorized Signatory

Per:

Authorized Signatory

SIGNED, SEALED and DELIVERED by _____________________________________ in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) )